EXHIBIT 99.1
News Release
Contacts:	Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Senior Vice President, Finance & CFO (513) 425-2888

AK Steel Closes On New $1 Billion Credit Facility

WEST CHESTER, OH, April 28, 2011 — AK Steel (NYSE: AKS) said today that it has entered into a new $1 billion, five-year revolving credit facility with a group of lenders.  Bank of America Merrill Lynch acted as the lead arranger.  J.P. Morgan Securities LLC and Wells Fargo Capital Finance, LLC acted as joint co-arrangers.
The new credit facility is secured by most of the company’s product inventory and accounts receivable.  It replaces the company’s existing $850 million credit facility, which was set to expire in February 2012 and was secured by the same classes of assets as the new credit facility.  The new credit facility will provide the company with enhanced liquidity and greater financial and strategic flexibility.  It will be used for general corporate purposes.
About AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, appliance, construction and electrical power generation and distribution markets.  The company employs about 6,200 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio.  Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
AK Tube LLC, a wholly owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana.  AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets.  Additional information about AK Tube LLC is available on its web site at www.aktube.com.
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